EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200

PARK-OHIO ACQUIRES GLOBAL SUPPLY CHAIN MANAGEMENT COMPANY

CLEVELAND – October 18, 2006 – Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp. (NASDAQ: PKOH), announced that its Integrated Logistics Solutions (ILS) business has acquired all of the outstanding capital stock of NABS, Inc. (NABS), headquartered in New York City with annual revenues of approximately $45 million, for $21 million in cash. NABS is a premier international supply chain manager of production components providing services to high technology companies in the computer, electronics, and consumer products industries. NABS has 14 international operations in Shanghai and Shenzhen, China; Dublin, Ireland; Budapest, Hungary; Pondicherry and Chennai, India; Guadalajara and Monterrey, Mexico; Glasgow, Scotland; Taipei, Taiwan and Singapore and 5 domestic locations in Minnesota, New York, and North Carolina.

Park-Ohio Chairman and Chief Executive Officer Edward F. Crawford said, “The NABS acquisition will fast forward our supply chain management business worldwide. The combination of a world-class management team and the addition of a blue chip customer base will dramatically accelerate ILS’ long term international strategy.”

About Integrated Logistics Solutions
ILS provides customers with sole-source integrated supply chain management services for a broad range of high volume, specialty production components. ILS customers receive various value-added services, such as engineering and design services, part usage and cost analysis, supplier selection, quality assurance and point-of-use delivery.

With annual sales of approximately $600 million, ILS operates logistics services centers throughout North America, Europe, and Asia. Through its supply chain management programs, ILS supplies more than 175,000 globally sourced production components, many of which are specialized and customized to meet individual customers’ needs.

About Park-Ohio
Park-Ohio is a leading provider of supply chain logistics services and a world-class manufacturer of highly engineered products for industrial original equipment manufacturers. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 40 supply chain logistics facilities. Visit the Company web site at http://www.pkoh.com for more information.

Forward-looking Statements
This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; changes in regulatory requirements and the Company’s ability to successfully integrate the NABS business in its operations. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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